As filed with the United States Securities and Exchange Commission on January 31, 2012

Registration No. 333-47824

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

Registration Statement

Under

The Securities Act of 1933

PINNACLE DATA SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Ohio	31-1263732
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2211 South 47th Street

Phoenix, Arizona 85034

(Address of principal executive offices including zip code)

2000 Directors Stock Option Plan

(Full title of the plan)

Jun Li

Secretary

Pinnacle Data Systems, Inc.

2211 South 47th Street

Phoenix, Arizona 85034

(480) 643-2000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

Deregistration of Unsold Securities.

This Post-Effective Amendment No. 1 to Form S-8 Registration Statement relates to the Registration Statement on Form S-8 (File No. 333-47824), filed with the Securities and Exchange Commission on October 12, 2000 (the “Registration Statement”) by Pinnacle Data Systems, Inc. (the “Company”), relating to the registration of 250,000 shares of common stock, no par value (the “Common Stock”) of the Company issuable under Company’s 2000 Directors Stock Option Plan.

On January 30, 2012, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 10, 2011, by and among Avnet, Inc. (“Avnet”), AIR Acquisition Corp. (the “MergerSub”), a wholly-owned subsidiary of Avnet, and the Company, MergerSub merged with and into the Company, with the Company surviving as a subsidiary of Avnet. As a result of the merger, each outstanding share of Common Stock, other than the shares of Common Stock held directly or indirectly by the Company or Avnet (which were cancelled as a result of the merger), were converted into the right to receive $2.40 in cash, without interest, less applicable withholding taxes.

As a result of the merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby amends the Registration Statement to remove from registration all shares of Common Stock registered but remaining unsold as of the date hereof, if any, under the Registration Statement and to terminate the effectiveness of the Registration Statement.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned on this 31 day of January, 2012.

PINNACLE DATA SYSTEMS, INC.

/s/ Raymond Sadowski
Raymond Sadowski Vice President

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